EXHIBIT   A

                       ADDITIONAL REGULATORY, COMPLIANCE,
                         AND SUB-ADMINISTRATION SERVICES

         [As used herein, the term "Company" refers to HT Insight Funds, Inc., d/b/a Harris Insight Funds, and each portfolio of the Company.]

(i) Coordinate, together with Harris and the distributor, the management of routine examinations by the SEC and other regulatory agencies;

(ii) Assist in developing responses to the examinations of the SEC and other regulatory agencies;

(iii) Assist in the preparation of Post-Effective Amendments to the Company's Registration Statements on Form N-1A, Shareholder Reports and other filings with the SEC;

(iv) Monitor various SEC and IRS regulatory developments affecting investment companies;

(v) Coordinate the preparation of an agenda for the Company's Board Meetings and the administration report, and assist in the coordination of reports and related materials from the adviser, distributor, transfer agent and custodian, etc.;

(vi) Provide facilities for the Company's Shareholder Meetings and coordinate the preparation and filing of the shareholder meeting materials and assist with all shareholder communications;

(vii) Provide the Company with officers who may be authorized by the Company to facilitate certain required regulatory filings and the processing of invoices;

(viii) Monitor the maintenance of directors' and officers' insurance and fidelity bond insurance coverage on behalf of the Company;

(ix) Coordinate with independent auditors and printers the preparation of shareholder reports;

(x)    Maintain a general corporate calendar noting required completion dates;

(xi)   Maintain the Company's Articles of Incorporation and By-Laws;

(xii)  Maintain the Company's code of ethics and monitor compliance;

(xiii) Assist in developing guidelines and procedures to improve overall compliance by the Company and its various agents;

(xiv) Create Compliance Manuals and, in conjunction with Harris, present workshops for advisory personnel;

(xv) Assist in developing solutions to regulatory, administration and operations-related issues with respect to the Company;

(xvi) In conjunction with Harris, supervise the Company's relationships with outside counsel, counsel to the "non-interested" board members, the Company's local counsel and auditors;

(xvii) Monitor activities and billing practices of outside counsel;

(xviii) Assist with new product development initiatives from an operations and regulatory perspective;

(xix) Review and comment upon drafts of prospectuses and statements of additional information and drafts of reports and other communications to shareholders;

(xx) Assist Provident Distributors, Inc., by providing a compliance review of sales literature and advertisements prepared for the Company; and

(xxi) PFPC may also provide certain extraordinary administration services to the Company. These extraordinary administration services may be accomplished solely by PFPC or by PFPC in cooperation with the Company's counsel, adviser's counsel, or other counsel as designated by Harris, depending upon the circumstances and timing constraints surrounding each request.